Exhibit 10.3

THE USE OF THE FOLLOWING NOTATION IN THE EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL: [***]

PERFORMANCE STOCK UNIT AGREEMENT
PURSUANT TO THE
TECHNIPFMC PLC 2022 INCENTIVE AWARD PLAN
This Performance Stock Unit Agreement (the “Agreement”) is made as of [] (the “Grant Date”) by TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and [] (the “Participant”).
The TechnipFMC 2022 plc Incentive Award Plan (the “Plan”), as it may be amended or restated from time to time, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will prevail.
The provisions of this Agreement are replaced, superseded and/or supplemented, as applicable, by the provisions of the Country Schedules applicable to the Participant as set forth in Schedule A.
The Compensation & Talent Committee of the Company’s Board of Directors (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Participant, the amount of which will vary based on the Company’s performance, as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”).
The Committee, on behalf of the Company, grants to the Participant an award of [] ROIC performance-based restricted stock units (the “PSUs”) of the Company’s ordinary shares (the “Shares”) and [] TSR performance-based restricted stock units (the “PSUs”) of the Company’s ordinary shares (the “Shares”), which reflects the number of Shares to be delivered based on achievement of Target Performance as set forth on Exhibit A (the “Target PSUs”). The actual number of Shares earned by the Participant will depend upon the satisfaction of the performance goals and in the amounts set forth on Exhibit A hereto (the “Performance Goals”) over the performance period set forth therein (the “Performance Period”). The number of PSUs earned by the Participant will be determined at a meeting of the Committee following the completion of the Performance Period, at which time the Committee will review and approve the Company’s calculation of the Company’s performance against the Performance Goals. The total number of Shares to be delivered will vary between 0% and 200% of the Target PSUs depending on the Company’s achievement against the Performance Goals. The number of Shares earned based on satisfaction of the Performance Goals being the “Earned PSUs.” No PSUs will be considered Earned PSUs unless and until the Compensation Committee certifies achievement against the Performance Goals. The date the Compensation Committee certifies achievement of such goals is the “Certification Date”.
The award is made upon the following terms and conditions:
1.Vesting and Settlement.
(a)The PSUs will vest on [] and after the conclusion of the Performance Period (the “Vesting Date”), subject to Participant’s continued employment, appointment or service through the

Vesting Date, other than as provided in Sections 2 or 3 below. All PSUs will be forfeited upon Participant’s Termination of Service before the Vesting Date other than as provided in Sections 2 or 3 below. Prior to the Vesting Date, an Award remains subject to substantial risk of forfeiture.
(b)Shares equal to the vested and Earned PSUs will be delivered to the Participant on the third business day following the later of the Certification Date or the Vesting Date (the “Settlement Date”); provided, however, that the Settlement Date shall in no event be later than the date that is two and one-half months following the last day of the Performance Period (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exception from Section 409A of the Code).
2.Death, Disability or Retirement.
(a)Notwithstanding Section 1 hereof, in the event of the Participant’s death or Disability (as defined below) prior to the Vesting Date, the Participant (or his/her heirs, as the case may be) will retain the right to receive the Shares equal to the Earned PSUs on the Settlement Date.
(b)Notwithstanding Section 1 hereof, in the event of the Participant’s Retirement (as defined below) prior to the Vesting Date, the Participant will retain the right to receive the Shares equal to the Earned PSUs on the Settlement Date.
3.Change in Control. Notwithstanding anything in this Agreement to the contrary, upon a Change in Control the “Earned PSUs” will equal the Target PSUs and, where the surviving corporation or any parent corporation thereof:
(a)assumes or continues the Award, such Earned PSUs shall continue to be subject to vesting and forfeiture as provided in Sections 1 and 2, payable on the Vesting Date; provided, however, in the event of the Participant’s Termination of Service prior to the Vesting Date for a reason (i) other than Participant’s engaging in a Detrimental Activity (as defined below) or (ii) by Participant for Good Reason (as defined below) within twenty-four (24) months following the consummation of a Change in Control (the “Protection Period”), such Earned PSUs shall be payable upon the date of Participant’s Termination of Service, subject to Section 14.
(b)does not assume or continue the Award, such Earned PSUs shall be payable on the consummation of the Change in Control.
4.Confidentiality and Non-Competition. The Participant acknowledges that Participant is in possession of and has access to Confidential Information, as defined in Exhibit B, of the Company and its Subsidiaries, including material relating to the Company’s business, products, services, current and planned operations, in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company. Participant acknowledges that the business, products, and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, by acceptance of the PSUs, Participant agrees to be bound by the terms and conditions of the Confidentiality and Non-Compete Agreement (the “Confidentiality and Non-Compete Agreement”) set forth on Exhibit B, which is incorporated herein by reference.
5.Rights and Obligations as Stockholder.
(a)Prior to the Settlement Date, the Participant may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the PSUs. The Participant will receive Dividend Equivalents on Earned PSUs, where applicable (see country annex for exceptions). Dividend Equivalents will be payable in cash only with respect to Earned PSUs and only on the Settlement Date.

(b)After the Settlement Date, the Participant agrees to comply with any and all Applicable Laws, the Company Policies (as defined in Section 21) and all other applicable Company policies regarding trading in the Shares received.
6.No Limitation on Rights of the Company. The granting of PSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
7.Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ, work with or appoint the Participant, or as affecting in any way the right of the Employer to terminate the employment, service or appointment of the Participant at any time.
8.Government Regulation. The Company’s obligation to deliver Shares will be subject to all Applicable Laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
9.Withholding. The Employer, in accordance with the terms of the Plan, will comply with all applicable withholding tax laws and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Shares to which the Participant or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Shares. For purposes of withholding, Fair Market Value shall be equal to the closing price (as reported on the New York Stock Exchange) of the amount of the Shares earned by the Participant pursuant to this award on the Settlement Date, or, if the Settlement Date is not a business day, the next business day immediately following the Settlement Date.
10.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, TechnipFMC plc, 13460 Lockwood Road, Houston, Texas 77044, and any notice to the Participant (or other person entitled to receive the PSUs) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. All notices will be deemed to be duly given as provided in Section 13.
11.Administration. The Committee administers the Plan and delegates certain administrative authority in accordance with the Equity Plan Committee Grant Policy adopted by the Committee. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and the Sub-Plans, if any, a copy of which has been made available to the Participant.
12.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
13.Sole Agreement. This Agreement constitutes the entire agreement between the parties to it relating to the PSUs and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Participant.
14.Delivery of Documents. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in a government sponsored postal service, by registered or certified mail, or with an internationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.

15.Description of Electronic Delivery. The Plan documents, which include: the Plan, this Agreement, the Plan’s prospectus, or any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described herein. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
16.Paper Copies. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such document fails.
17.Section 409A. This Award is intended to comply with or be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, then (a) to the extent necessary to avoid any imposition of taxes under Section 409A on the Participant, and payment of the Award is made upon the Participant’s termination of employment or service, then such payment will only be made if such termination is a “separation from service” within the meaning of Section 409A and if the Participant is a “specified employee” as defined in Section 409A, then such payment will be delayed until the first business day following the six month anniversary of such separation from service, (b) to the extent necessary to avoid any imposition of taxes under Section 409A on the Participant, and payment of the Award is made upon or following a Change in Control, then such payment will only be made if such Change in Control is a “change in control event” as defined in Section 409A, and (c) the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
18.Clawback. This Award and any other Awards granted to the Participant (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt, vesting, settlement or exercise of this Award or upon the receipt or resale of any Shares underlying this Award) shall be subject to the provisions of the Company’s clawback policy as in effect from time to time, including, without limitation, any modifications thereto as is necessary to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. In addition, in the event the Participant engages in Significant Misconduct, the Committee may, in its sole discretion, recover the PSUs and any other Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt of the Award or the vesting, exercise, settlement or resale of any Shares underlying any Awards) if the Awards were awarded, vested, exercised, settled or paid during the Significant Misconduct Period by: (a) cancelling any Award, in whole or in part, whether or not vested or deferred, (b) requiring the Participant repay to the Company any gain realized or payment received upon the vesting, exercise or settlement of the Award or sale of the underlying Shares valued as of the date of vesting, exercise, settlement or sale, as applicable, and/or (c) reducing or offsetting future incentive compensation.
19.Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.
20.Data Privacy. This clause cancels and supersedes clause 11.8 of the Plan. Each Participant acknowledges that, in order to perform, including to implement, manage and administer the Plan and the Agreement (“Purposes”), it is necessary to collect and process personal information concerning the Participant including: Participant’s name, home address, telephone number, date of birth, social security number (where allowed), or insurance number, or national identification number (where allowed), passport number (where allowed), salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards (“Data”). Company, having its registered office at Hadrian House, Wincomblee Road, Newcastle Upon Tyne, NE6 3PL, United Kingdom, is the data controller for such processing. As the case may be, Data are collected directly from the Participant or are provided by the Employer.
The Data collected for the Purposes are processed on the basis of the performance of the Agreement. In addition, Company uses the Data (i) in order to comply with securities law and financial reporting and other legal requirements, and (ii) on the basis of its legitimate interest in case of a pending and/or threatening dispute and/or (legal) claim, investigation by a relevant supervisory authority, litigation or arbitration, to determine its legal position, in order to obtain (external) advice and/or to establish and/or defend its (legal) position and/or to exercise a (legal) claim.
Data may be disclosed to Subsidiaries’ (including Employer) or to third-party stock plan administrators (including banks, brokers, custodians, central securities depositories, stock exchanges, etc.), their respective auditors, advisors and consultants and any other parties as may be required or appropriate for the Purposes. Data may also be made available to public authorities where required by law or regulation and may also be disclosed to judicial and arbitration courts and/or committees and external advisors. These entities and authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence. Where relevant, the Company and its Subsidiaries will implement appropriate safeguards as required by applicable law to ensure the protection of the Data when disclosing the Data to a third party or transferring data to a third country, such as implementing the standard contractual clauses adopted by the European Commission and the UK Government or relying on an adequacy decision (if available). Participant may request a copy of such safeguards by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.
Participant may request to have access to the Data, to rectify any such Data, to erase the Data, to restrict processing of the Data, to object to the processing of the Data, as well as request Data portability pursuant to Articles 15 to 21 of the GDPR and the UK GDPR, and has the right to file complaints and/or claims with the competent data protection authority. Requests regarding the Data, questions or complaints may be addressed by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.

It is obligatory for the Participant to provide any Data requested for the purposes of entering into the Agreement. If the Participant chooses not to furnish any Data requested or restrict the processing of the Data, Company will not be able to perform its obligations under the Plan.
Data will be held and used only as long as is necessary for the Purposes. Only where the Company and/or its Subsidiaries are legally obliged to (e.g. for compliance with legal and financial reporting purposes), or where this is necessary for defending their interests in the context of judicial proceedings, the Company and/or its Subsidiaries will store the Data for longer periods. Participant may request further information on retention period applicable to the Data by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.
Participant may find further country-specific information on the processing of the Data under Schedule A of the Agreement, including but not limited to the contact details of the local Data Protection Officer, if any.
If Participant is employed by a Subsidiary established outside of the UK or European Economic Area and to the extent its consent to the processing and/or the transfer of Data is required by applicable law (see country-specific information in Schedule A of the Agreement), Participant hereby consents to such processing and/or transfer as described in this clause 20 of the Agreement. At any time, Participant may withdraw the consent given herein in writing by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative. Participants acknowledges, agrees and accepts that in the event he or she chooses to withdraw his or her consent, Company may not be able to perform its obligations and administer the Plan and the Agreement.
21.Securities Law Notification and Restrictions on Trading. The Company’s Code of Business Conduct and Insider Trading Compliance Policy (the “Company Policies”) and the insider trading and anti-market abuse rules of the U.S. Securities Exchange Act and the Market Abuse Regulation ((EU) No 596/2014 (MAR) (collectively the “Insider Trading Rules”), may impact the ability to sell Shares acquired under this Agreement and the Plan while the Participant has material nonpublic inside information regarding the Company. In addition, the Insider Trading Rules prohibit the Participant from recommending to other persons to engage in insider trading or induce other persons to engage in insider trading, unlawfully disclose material non-public inside information and/or engage in or attempt to engage in market manipulation while in possession of material non-public inside information. By accepting this Agreement, the PSUs granted hereunder and participating in the Plan, Participant acknowledges having read and understood this Securities Law Notification and further acknowledges that it is Participant’s responsibility to comply with the Company Policies and the Insider Trading Rules.
22.Funding. The PSUs represent an unfunded promise to pay and deliver Shares in the future. The Company may settle the PSUs through newly issued Shares, treasury Shares or Shares held in an employee benefit trust (EBT) established for the administrative convenience of the Company for the purpose of issuing Shares in settlement on behalf of the Company of Awards under the Plan, in its sole discretion and not for the purposes of funding the Plan. The Participant has no right to any Shares held in any EBT, or to have the PSUs settled on behalf of the Company in any Shares held by an EBT.
23.Definitions.
Unless otherwise provided on Schedule A, the Country Schedule:

(a)“Detrimental Activity” means
(i)the Participant’s willful and continued failure to substantially perform the Participant’s employment duties in any material respect (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes the Participant has failed to perform the Participant’s duties, and after the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;
(ii)the Participant’s willfully engaging in other conduct which is demonstrably and materially injurious to the Company or an affiliate;
(iii)the Participant’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; or
(iv)the Participant’s breach of any provision of the Confidentiality and Non-Compete Agreement.
(b)“Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
(c)“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following during the Protection Period:
(i)the assignment to the Participant of duties that result in a material diminution of the Participant’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material adverse change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material adverse change in the Participant’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greatest of those in effect (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control, and (z) on the date immediately preceding the Change in Control;
(ii)the Company’s requiring the Participant to be based at a location which is at least one hundred (100) miles further from the Participant’s then current assigned work location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Grant Date or as the same may be changed from time to time prior to a Change in Control;
(iii)a material reduction by the Company in the Participant’s then current salary of record paid as annual salary (excluding amounts received under incentive or other bonus plans), as in effect on the Grant Date or as the same may be increased during the Protection Period;
(iv)a material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the greatest of the levels in place (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control and (z) on the date immediately preceding the Change in Control; or

(v)any termination of Participant’s employment by the Company that is not effected pursuant to a written notice of termination which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.
The existence of Good Reason will not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. The Participant’s continued employment will not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason; however, “Good Reason” for Participant’s separation from employment will exist only if: the Participant provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events; the Company fails to cure the event within thirty (30) days following the Company’s receipt of Participant’s written notice; and the Participant separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event. For sake of clarity, the event giving rise to a Good Reason termination must occur during the Protection Period, but Participant’s actual termination of employment for Good Reason may occur after the end of the Protection Period, and such termination will be treated as if it occurred during the Protection Period for purposes of Section 3.
(d)“Retirement” means termination of the Participant’s employment on or after the date that the Participant reaches the age of 62.
(e)“Significant Misconduct” means any conduct constituting fraud, material theft of the assets of the Company or its affiliates, bribery, corruption, other illegal acts, gross negligence, or willful misconduct involving the Company or its affiliates, in each case as determined in the sole discretion of the Committee.
(f)“Significant Misconduct Period” means the twenty-four (24) months before and after the occurrence, discovery, or public disclosure of Significant Misconduct.

The Participant’s electronic signature below indicates the Participant’s acknowledgement and acceptance of the terms and conditions of this Agreement (including the Exhibits attached hereto) and the Plan.
Executed as of the Grant Date.

TechnipFMC plc

By:	Valeria Santos
Name:	Executive Vice President, People & Culture	[Participant Name]
Signed Electronically Via Online Process

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EXHIBIT A

Performance Period: []
Performance Goals and Earned PSUs
[***]

EXHIBIT B

CONFIDENTIALITY AND NON-COMPETE
1.Confidentiality. Participant must not (except in the proper performance of Participant’s duties) while employed by the Employer or at any time without limit after the date on which Participant’s employment with the Employer terminates:
(a)divulge or communicate to any person;
(b)use for Participant’s own purposes or for any purposes other than those of the Employer or, as appropriate, any of its clients; or
(c)through any failure to exercise due care and diligence, cause any unauthorized disclosure of; any trade secrets, confidential, or proprietary information relating to the Company or any Subsidiary or any of its clients (“Confidential Information”). Confidential Information does not include any information that (i) is or becomes generally available to the public other than as a result, in whole or in part, by Participant’s disclosure or wrongful act; (ii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company or any Subsidiary; or (iii) becomes available to Participant on a non-confidential basis from a source other than the Company or any Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary. Participant must at all times use best efforts to prevent publication or disclosure of any Confidential Information. Participant further agrees that if Participant is questioned about information subject to this Agreement by anyone not authorized to receive such information, Participant will notify the Company within 24 hours. Except as required in performing Participant’s duties for the Company or any Subsidiary, Participant agrees not to remove from the Company’s or any Subsidiary’s premises or its control any Confidential Information including by copying or transmitting such information via personal digital device, mobile phone, external hard drives, USB “flash” drives, USB storage devices, Fire Wire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, zip discs, and any other similar media or means of transmitting, storing, or archiving data outside of Company-supported systems. Upon termination of employment Participant agrees to return all Confidential Information in whatever form to the Company within 24 hours.
2.Restrictions. In the course of Participant’s employment Participant has been exposed to, and will continue to be exposed to, Confidential Information and will acquire other proprietary knowledge relating to the Company’s and Subsidiaries’ current and planned operations in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company and with other Subsidiaries. As such, the Company will be entrusting Participant with the goodwill of the Company and Confidential Information. Therefore, subject to the terms of Clause 3, Participant agrees that:
(a)Participant will not during the period of Participant’s employment with the Employer and for a period of 12 months after the termination of Participant’s employment (the “Restricted Period”), either directly, or indirectly through any other person, firm, or other organization (each, a “Person”), that is engaged in the business of projects, technologies, systems and services in the field of oil, gas and petrochemicals (the “Business”), including but not limited to: Baker Hughes Company, Halliburton Company, McDermott International, Inc., National Oilwell Varco, Inc., Saipem S.p.A, Schlumberger Limited, Subsea 7 S.A., Weatherford International plc, and any companies in their respective corporate groups and any successors thereto (each a “Restricted Entity”):

(i)solicit, entice, or induce any Person that at any time during the last year of Participant’s employment with the Employer (that period referred to as the “Relevant Period”) was a supplier of the Company or a Subsidiary (and with whom Participant or one of Participant’s direct reports was actively involved during that time or in respect of which Participant is in possession of Confidential Information) to reduce the level of business between the supplier and the Company or such Subsidiary and Participant will not approach any supplier for that purpose or authorize or approve the taking of such actions by any other Person;
(ii)solicit business that is of the same or similar nature as that part of the Business with which Participant was materially concerned at any time during the Relevant Period or in respect of which Participant is in possession of Confidential Information as a result of Participant’s employment during the Relevant Period (such business referred to as the “Restricted Business”) from any Person that at any time during the Relevant Period was a customer or client of the Company or a Subsidiary (and with whom Participant or one of Participant’s direct reports was actively involved during that time or in respect of which Participant is in possession of Confidential Information) and Participant will not approach any client or customer for that purpose or authorize or approve the taking of such actions by any other Person. For the purposes of this restriction, the expression “customer or client” shall include all Persons from whom the Company or a Subsidiary has received inquiries for the provision of goods or services with respect to the Business where such inquiries have not been concluded;
(iii)within the Restricted Area (as defined below) during the Restricted Period or for any period which Participant is privy to any Confidential Information, be employed or engaged in or actively providing Participant’s services to any Restricted Entity, or business which is the same as or similar to the Business. The Restricted Area means each country, territory, county, parish, borough, or equivalent thereof in which (A) the Company or a Subsidiary that employs the Participant has customers or service assignments about which Participant received or obtained Confidential Information during his/her employment; (B) the Participant had a customer or service assignment for the Company or any Subsidiary in the one-year period preceding, or (C) in which the Company or any Subsidiary had a work site, job site, facility, or office at which the Participant had work activity for the Company or any Subsidiary in the one-year period preceding (the “Restricted Area”). The restrictions of this Clause 2 shall likewise apply if, although Participant’s place of work is located outside the Restricted Area, Participant’s activity is performed for the benefit of a Restricted Business located in the Restricted Area.
(b)During the Restricted Period, Participant will not employ or engage or otherwise solicit, entice, or induce any person who, during the Relevant Period, was an employee, consultant, or contractor of the Company or a Subsidiary and who was employed during that period in a senior sales, marketing, financial, managerial, professional, or equivalent capacity to become employed or engaged by Participant or any other Person, and Participant will not approach any such person for such purpose or authorize or approve the taking of such actions by any other Person.
3.Limitations and amendments. The following amendments and limitations shall apply to restrictions in Clause 2;
(a)If Participant is a resident of California on the Grant Date, the “Restricted Period” for purposes of Clause 2(a) shall be limited to the period of Participant’s employment with the Employer.
(b)The restrictions contained in Clause 2 will not apply if Participant has received the prior written consent of the Company to Participant’s activities or if Participant will not be in competition with the Business in carrying out those activities.

(c)If the Employer suspends any of Participant’s duties under any notice period or garden leave provision of any employment contract entered into between Participant and the Company or any Subsidiary, the period after the end of Participant’s employment during which the restrictions shall apply shall be reduced so that the aggregate of the period of the suspension and the post-termination restrictions shall not exceed 12 months.
(d)The Company may add or remove entities from the list of Restricted Entities if there are any corporate re-organizations, mergers, acquisitions, divestitures, or other material changes in the corporate structure of any Restricted Entity and will notify Participant in writing of any changes to that list.
(e)Each of the restrictions in Clause 2 are separate and severable restrictions and are considered by the parties to be reasonable in all circumstances. It is agreed that if any such restriction by itself, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and effective. To the extent that any of the restrictions may not be so modified and would otherwise be unenforceable, then such restriction may be stricken from this Agreement without nullifying this Agreement or any other portion of this Agreement that would otherwise be enforceable.
(f)Participant acknowledges that Participant voluntarily agreed to the covenants set forth in Clause 2, and that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects; are not oppressive; are material and substantial parts of this Agreement; and are intended and necessary to prevent unfair competition and protect the Company’s and its Subsidiaries’ Confidential Information, goodwill, and substantial and legitimate business interests, while allowing Participant to reasonably perform a business activity in line with Participant’s acquired skills and expertise without breaching the restrictions contained within Clause 2.
4.Consideration. Participant acknowledges that the grant of the PSUs is sufficient consideration for entering into the restrictions in Clauses 1 and 2.
5.Non-Interference with Whistleblower Rights. Nothing in this Confidentiality and Non-Compete Agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity or making disclosures that are protected under a “whistleblower” provision of law.
6.Enforcement of Covenants. The Company may take any and all action that it determines necessary and legally permissible to enforce this Agreement or to prevent any breach or threatened breach of Clause 1 or 2 of this Agreement, including but not limited to recovery of any damages caused by such breach or threatened breach, and/or taking court action to stop a Participant from breaching or potentially breaching the Agreement. Because of the difficulty of measuring economic losses to the Company and any Subsidiary from Participant’s breach of Clause 1 or 2 of this Agreement, and because of the immediate and irreparable damage that such breach would cause, with no other adequate remedy at law, Participant agrees that in the event the Company determines in its sole discretion that Participant is in breach or is threatening to breach of any such provisions, the Company is entitled to obtain injunctive relief (without the requirement of posting a bond) from a court of competent jurisdiction to stop or prohibit any such breach or threatened breach. Such injunctive relief is not the Company’s only or exclusive remedy for a breach or threatened breach of these covenants, but instead is in addition to all other rights and remedies available to the Company at law and in equity, including recovery of specific damages.

Schedule A

TO TECHNIPFMC PLC 2022 INCENTIVE AWARD PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
COUNTRY SCHEDULE
This Schedule A includes (i) additional terms and conditions applicable to all Participants providing services to the Company outside the United States, and (ii) additional terms applicable to Participants providing services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement, unless otherwise noted, and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Schedule A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
Participants are advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the country of residence may apply to Awards.
I.GLOBAL PROVISIONS APPLICABLE TO ALL PARTICIPANTS
By acceptance of the Award, the Participant acknowledges and agrees that:
(a)No Guarantee of Continued Service. THE VESTING OF THE PERFORMANCE SHARE UNITS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF THE PARTICIPANT CONTINUES AS A DIRECTOR, OR EMPLOYEE (AS APPLICABLE) OF THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE, OTHER THAN AS SPECIFICALLY PROVIDED IN THE AGREEMENT. THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, AND FOR ANY REASON, NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN A PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.
(b)The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.
(c)The grant of the PSUs under the Plan is voluntary and occasional and does not give Participant any contractual or other right to receive PSUs or benefits in lieu of PSUs in the future, even if a Participant has have received PSUs repeatedly in the past.
(d)All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any PSUs may vest, will be at the sole discretion of the Administrator.
(e)Participation in the Plan is voluntary.
(f)The value of the PSUs is an extraordinary item of compensation that is outside of the scope any directorship, consultancy or employment contract or relationship.

(g)The PSUs are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
(h)The PSUs shall expire, terminate and be forfeited upon Termination of Services for any reason, except as otherwise explicitly provided in this Agreement as may be modified by this Schedule A and/or the Plan.
(i)The future value of the Shares that may be issued upon vesting of the PSUs is unknown and cannot be predicted with any certainty.
(j)No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the PSUs or any portion thereof.
(k)Neither the Company nor any Subsidiary has provided, nor will they provide, any Participant with specific tax, legal or financial advice with respect to the PSUs, the Shares issuable upon vesting of PSUs, this Agreement, this Schedule A or the Plan. Neither the Company nor any Subsidiary is making, nor have they made any recommendations relating to participation in the Plan, the receipt of the PSUs or the acquisition or sale of Shares upon receipt of PSUs.
(l)The Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon settlement of the PSUs.
(m)It shall be the Participant’s responsibility to comply with any and all exchange control requirements applicable to the PSUs and the sale of Shares issued upon settlement of the PSUs and any resulting funds including, without limitation, reporting or repatriation requirements.
(n)The Participant shall be responsible for legal compliance requirements relating to the PSUs or the ownership and possible sale of any Shares issued upon settlement of the PSUs, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from local currency, the transfer of funds to or from the United States, and the opening and use of a U.S. brokerage account.
(o)If this Agreement, the Plan, any website or any other document related to the PSUs is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. By acceptance of the PSUs, the Participant confirms having read and understood the documents relating to the Plan and the PSUs, including, without limitation, this Agreement and this Schedule A, which were provided in English, and waives any requirement for the Company to provide these documents in any other language.
(p)The Participant’s right to vest in the PSUs will terminate effective as of the date that is the earlier of (1) the effective date of the Participant’s Termination of Services (whether or not in breach of local labor laws), or (2) the date he/she is no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under Applicable Laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the PSUs.
(q)To the extent the Participant is providing services in a country identified in Section II of this Schedule A, such Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.

II.COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
BRAZIL
The provisions of this Country Schedule for Brazil provide additional definitions and conditions for the purpose of granting PSUs which are intended to be granted to Employees and corporate officers who are resident in Brazil for tax, labour or securities law purposes.
1.Acknowledgment of Nature of Plan and PSUs. In accepting this Agreement, Participant acknowledges that in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to unvested PSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or notice period). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s PSUs.
2.Exchange Control Information. If Participant is a resident or domiciled in Brazil, Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than the applicable statutory threshold from time to time. Please note that the threshold may be changed annually.
3.Acknowledgment of Forfeiture and Claw-Back Provisions. In accepting this Agreement, Participant acknowledges being subject to the provisions of any forfeiture and claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law.
4.Securities Restrictions. Awards granted under the Plan do not constitute a public offer of the Shares. The Plan and this Agreement are only addressed to the Participant and other selected Employees and have not been offered or solicited by means of any public communication services. The Shares deliverable upon settlement of the PSUs under the Plan are not negotiable in Brazil.
5.Remittances. Any remittances from or to Brazil in connection with the Plan can only be carried out by means of a Brazilian financial institution authorized to operate in the foreign exchange market, which shall be responsible for withholding and paying any applicable Tax on Foreign Exchange Transactions and remitting the net amount after such deduction. For the purposes of such foreign exchange transactions, in accepting this Agreement, each Participant appoints the relevant Employer as his or her representative with special powers to perform any and all acts necessary for the contracting and formalization of the foreign exchange transactions with the Brazilian financial institution responsible for the remittance, including, but not limited to, powers to sign foreign exchange contracts, provide to the Brazilian financial institution the Participant’s personal information and information related to the Participant’s participation in the Plan, and present additional supporting documents required by the Brazilian financial institution responsible for the remittance.
6.Tax Withholding. The Participant shall be responsible for collecting and paying any income tax, withholding tax and any other employment related taxes in Brazil, that is attributable to (1) the grant or vesting of, or any benefit the Participant derives from, the PSUs, (2) the Participant’s acquisition of Shares, (3) the disposal of any Shares, or (4) in the event of any repayment related to the scenario set forth in clause 18 above.

UNITED ARAB EMIRATES
The provisions of this Country Schedule for United Arab Emirates provide additional definitions and conditions for the purpose of granting PSUs which are intended to be granted to Employees and corporate officers who are resident in the UAE for tax, labour or securities law purposes.
1.Disclaimer. This Agreement has not been approved or licensed by the Securities and Commodities Authority or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This Agreement is strictly private and confidential and the terms of the Agreement and the Plan have not been reviewed by, deposited or registered with the Securities and Commodities Authority or any other licensing authority or governmental agencies in the United Arab Emirates. This offer is being issued from outside the United Arab Emirates to a limited number of Employees of a Subsidiary of the Company and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. Further, the information contained in this Agreement and the Plan is not intended to lead to the issue of any securities or the conclusion of any other contract of whatsoever nature within the territory of the United Arab Emirates.
2.Jurisdiction. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the DIFC – LCIA Arbitration Centre, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Dubai International Financial Centre The language to be used in the arbitration shall be English.
This Agreement does not form part of the Participant’s employment for any purposes whatsoever.